UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934
(Amendment No.__ )

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McINTOSH BANCSHARES, INC.
(Name of Registrant as Specified In Its Charter)

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McINTOSH BANCSHARES, INC.
210 SOUTH OAK STREET
JACKSON, GEORGIA 30233

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

Dear Fellow Shareholder:

We cordially invite you to attend the 2008 Annual Meeting of Shareholders of McIntosh Bancshares, Inc., the parent company for McIntosh State Bank and McIntosh Financial Services, Inc.  At the meeting, we will report on our performance in 2007 and answer your questions.  We look forward to discussing both our challenges and our opportunities with you.  We hope that you can attend the meeting and look forward to seeing you there.

This letter serves as your official notice that we will hold the meeting on May 15, 2008 at 4:00 p.m. at our operations center located at 264 Alabama Boulevard, Jackson, Georgia 30233 for the following purposes:

Proposal 1.	To elect two members to the Board of Directors, Class I directors John L. Carter and William T. Webb whose terms are to expire in 2011;

Proposal 2.	To transact any other business that may properly come before the meeting or any adjournment of the meeting.

Shareholders owning our common stock at the close of business on April 15, 2008 are entitled to attend and vote at the meeting.  A complete list of these shareholders will be available at the company’s offices prior to the meeting.

Please use this opportunity to take part in the affairs of your company by voting on the business to come before this meeting.  Even if you plan to attend the meeting, we encourage you to complete and return the enclosed proxy to our transfer agent as promptly as possible in the envelope provided.

By Order of the Board of Directors,
/s/ William K. Malone
William K. Malone
Chairman of the Board

April 24, 2008
Jackson, Georgia

McINTOSH BANCSHARES, INC.
210 SOUTH OAK STREET
JACKSON, GEORGIA 30233

PROXY STATEMENT FOR ANNUAL MEETING OF
SHAREHOLDERS TO BE HELD ON MAY 15, 2008

Our Board of Directors is soliciting proxies for the 2008 Annual Meeting of Shareholders. This proxy statement contains important information for you to consider when deciding how to vote on the matters brought before the meeting.  We encourage you to read it carefully.

VOTING INFORMATION

The Board set April 15, 2008 as the record date for the meeting.  Shareholders owning our common stock at the close of business on that date are entitled to attend and vote at the meeting, with each share entitled to one vote.  There were 2,810,976 shares of common stock outstanding on the record date.

The presence, in person or by proxy, of a majority of the outstanding shares of the Company’s common stock is necessary to constitute a quorum at the Annual Meeting.  In determining whether a quorum exists at the Annual Meeting for purposes of all matters to be voted on, all votes “for” or “against” as well as all abstentions (including votes to withhold authority to vote) will be counted.

In voting for the proposal to elect two directors (Proposal 1), you may vote in favor of all nominees or withhold your votes as to all or as to specific nominees.  The vote required to approve Proposal 1 is governed by Georgia law and is a plurality of the votes cast by the holders of shares entitled to vote, provided a quorum is present.  Votes withheld and broker non-votes will not be counted and will have no effect.

Any other matters that may be submitted to shareholders will be determined by a majority of the votes cast at the meeting.  Votes withheld and broker non-votes will not be counted and will have no effect.

When you sign the proxy card, you appoint William K. Malone or James P. Doyle as your representative at the meeting.

Mr. Malone and Mr. Doyle, or either of them, will vote your proxy as you have instructed them on the proxy card.  If you submit a proxy but do not specify how you would like it to be voted, Mr. Malone or Mr. Doyle will vote your proxy for the election to the Board of Directors of all nominees listed under “Election Of Directors.”
We are not aware of any other matters to be considered at the meeting.  However, if any other matters come before the meeting, Mr. Malone or Mr. Doyle will vote your proxy on such matters in accordance with their judgment.

You may revoke your proxy and change your vote at any time before the polls close at the meeting.  You may do this by signing and delivering another proxy with a later date or by voting in person at the meeting.

We are paying for the costs of preparing and mailing the proxy materials and of reimbursing brokers and others for their expenses of forwarding copies of the proxy materials to our shareholders. Our officers and employees may assist in soliciting proxies but will not receive additional compensation for doing so.  We are distributing this proxy statement on or about April 24, 2008.

PROPOSAL NO. 1:  ELECTION OF DIRECTORS

The Board of Directors is divided into three classes with staggered terms, so that the terms of only approximately one-third of the Board members expire at each annual meeting.  The current terms of the Class I directors will expire at the meeting.  Our directors and their classes are:

Class I	Class II	Class III

John L. Carter (Nominee)	Dennis Keith Fortson	William K. Malone
William T. Webb (Nominee)	Thurman L. Willis, Jr.	J. Paul Holmes
George C. Barber

Shareholders will elect two nominees as Class I directors at the meeting to serve a three-year term, expiring at the 2011 Annual Meeting of Shareholders.  The directors will be elected by a plurality of the votes cast at the meeting.  This means that the two nominees receiving the highest number of votes will be elected.  Abstentions and broker non-votes will not be considered to be either affirmative or negative votes.

The Board of Directors recommends that you elect John L. Carter and William T. Webb as Class I directors.

If you submit a proxy but do not specify how you would like it to be voted, Mr. Malone or Mr. Doyle will vote your proxy to elect Messrs. Carter and Webb.  If any of these nominees is unable or fails to accept nomination or election (which we do not anticipate), Mr. Malone or Mr. Doyle will vote instead for a replacement to be recommended by the Board of Directors, unless you specifically instruct otherwise in the proxy.

Set forth below is certain information about the nominees.

John L. Carter - Mr. Carter was elected to the Board of Directors of both the Company and the Bank on January 30, 1995.  Mr. Carter serves as a member of the Loan Committee, Audit Committee, Nominating Committee, Compensation Committee (Chairman), and Asset/Liability Committee.  He is the President of C&M Oil Company, Inc., Park Avenue of Jackson, Inc., Carter & White, Inc. and May and Carter Oil Company, Inc.  Mr. Carter is 59 years old.

William T. Webb - Mr. Webb was elected to the Board of Directors of both the Company and the Bank on January 30, 1995.  Mr. Webb serves on the Loan Committee, Audit Committee, Nominating Committee, Compensation Committee, and Asset/Liability Committee.  He is President of L. C. Webb, Inc., a local grocery store.   Mr. Webb is 63 years old.

Set forth below is also information about each of the Company’s other directors.

William K. Malone - Mr. Malone has been employed by the Company or its predecessors for the past 32 years.  He was elected to the Board of Directors of the Company upon its formation on October 11, 1990, and serves as Chairman of the Board and Chief Executive Officer.  He was elected to the Board of Directors of the Bank on January 29, 1976 and serves as Chairman of the Board and Chief Executive Officer.  He is the Chairman of the Loan Committee and 401(k) & Profit Sharing Administrative Committee and serves as a member of the Compliance Committee and the Asset/Liability Committee.  Mr. Malone is also a director of McIntosh Financial Services, Inc.

George C. Barber – Mr. Barber was elected to the Board of Directors of the Company on May 20, 2004.  Mr. Barber serves as a member of the Audit Committee, Loan Committee, Nominating Committee (Chairman), and Asset/Liability Committee.  Mr. Barber serves as President of Fresh Air Bar-B-Que Jackson and Macon, Inc., President of Fresh Air Bar-B-Que, LLC, and Vice President of Barber Bros., Inc.

J. Paul Holmes – Mr. Holmes was elected to the Board of Directors of the Company on May 20, 2004.  Mr. Holmes serves as a member of the Compensation Committee, Asset/Liability Committee, and Nominating Committee.  Mr. Holmes is a director of Securitus Financial Services.

Dennis Keith Fortson – Dr. Fortson was elected to the Board of Directors of the Company upon its formation on October 11, 1990.  Dr. Fortson was elected to the Board of Directors of the Bank on November 9, 1989.  He serves on the Loan Committee, Compensation Committee, Nominating Committee, and Audit Committee (Chairman).  He is the owner of D. Keith Fortson, DMD, PC and McIntosh Cottage Antiques.

Thurman L. Willis, Jr. – Mr. Willis has been employed by the Company or its predecessors for 37 years.  Mr. Willis was elected to the Board of Directors of the Company on January 30, 1997 and is its President and Chief Operating Officer.  He was elected to the Board of Directors of the Bank on August 22, 1996 and serves as President of the Monticello and Lake Oconee offices.  He is a member of the Loan Committee, Asset/Liability Committee, and 401(k) & Profit Sharing Administrative Committee.  Mr. Willis is Chairman of the Board of McIntosh Financial Services, Inc.  He is also the President of Thurman Willis, Inc., which owns a motel and fast food restaurant.

Business

General

McIntosh Bancshares, Inc. (the “Company”), a registered bank holding company, was incorporated under the laws of Georgia in 1990 and acquired 100% of the outstanding shares of McIntosh State Bank (the “Bank”) on April 25, 1991.  The Bank was incorporated under the laws of Georgia on February 14, 1964.  In March 1998 the Company capitalized a wholly owned subsidiary, McIntosh Financial Services, Inc. (“MFS”), which was incorporated under the laws of Georgia on January 8, 1998.
Services

The Bank is a community oriented, full-service commercial bank, serving the Georgia counties of Butts, Jasper, and South Henry through offices in Jackson, Monticello, Locust Grove, McDonough and Lake Oconee.  The Bank has six automated teller machines (ATMs).  The Bank emphasizes autonomy for each office with decisions made locally.  The Bank offers checking, savings, individual retirement, and time deposit accounts, safe deposit boxes, issues ATM and debit cards, conducts wire transfers, and offers internet banking and cash management services.  The Bank offers lending services for purposes such as commercial, industrial, real estate, municipal, and leasehold financing as well as offers personal secured and unsecured credit.  The Bank provides secondary market financing for conforming residential real estate loans through conventional, Veterans Administration, Federal Housing Administration, or Rural Development Authority programs.  Neither the Company nor the Bank generates a material amount of revenue from foreign countries, nor does either have material long-lived assets, customer relationships, mortgages or servicing rights, deferred policy acquisition costs, or deferred tax assets in foreign countries.  Thus, the Company has no significant risks attributable to foreign operations.

MFS offers mutual fund investments, fixed and variable annuities, life, health, and long term care insurance, estate planning, and investment management services.  MFS has separate offices in the Bank’s Jackson, Monticello and McDonough offices.

Loans

The Bank grants both secured and unsecured loans to individuals and businesses.  As of December 31, 2007, the Bank’s loan portfolio totaled $341,854,333.

Although the Bank has a diversified loan portfolio, a substantial portion is secured by improved and unimproved real estate which is dependent on the real estate market.  As of December 31, 2007, the Bank had a concentration of loans to finance the acquisition, development, and construction (AD&C) of multifamily, commercial, and residential real estate.  This AD&C concentration, including associated unfunded commitments, totals $143,792,586 and represents 38% of gross loans and unfunded loan commitments.
The Bank has established a maximum of 60% of gross loans plus unfunded commitments on the AD&C portion of the portfolio.

Lending Policy

Standards for extensions of credit are contained in the Bank’s loan policy.  Loans are predominately from borrowers within the Bank’s delineated areas of Butts, Jasper, South Henry, Greene and Putnam counties.  Loans are granted to individuals or businesses on either an unsecured or secured basis.  Limits covering the maximum amount of indirect and direct debt to any one borrower, the maximum amount a loan officer may lend, the maximum amount of funds that may be advanced on certain collateral, and the maximum lending authority of the Bank’s loan committee and individual loan officers are contained in the loan policy.  The loan policy is reviewed and approved annually by the Bank’s board of directors.

Loan Review and Non-Performing Assets

The Bank contracts with a third party for its loan review.  The scope of loan review represented a cumulative total of 60% of the portfolio outstanding as of December 31, 2007, and included all commercial credits, all classified (Substandard and Doubtful) or Watch rated loans, and a sample of the consumer loan portfolio.  Also included in the scope of loan review are loan administration matters such as potential violations of law, policy and documentation exceptions, and credit collection efforts.  Loan review is conducted quarterly.  The results are presented to the Company’s Audit Committee.

All loans are graded according to an initial risk assessment conducted by the originating loan officer.  Thereafter, loan grades may change based on results of the external loan review process or an examination, at the direction of an office President, or if the loan becomes delinquent.  The Bank’s practice is to charge-off loans when they become 120 days past due or are rated Loss.  The Bank places loans on nonaccrual status once they become 90 days past due.  Exceptions may apply if the loan is consumer installment debt or if the loan is secured by a 1-4 family residence and in the process of collection.

Investment Policy

The Bank’s investment policy establishes objectives for the investment portfolio and the guidelines for bank investments.  Bank investments provide liquidity to accommodate deposit or loan fluctuations, secure public deposits, and supplement bank earnings consistent with liquidity, interest sensitivity, and credit quality considerations.  Provisions of the investment policy address investment authority and oversight, permissible investments, accounting treatment, selection and monitoring of broker/dealers, and unsuitable investment practices.  Portfolio composition and performance as well as individual transactions are regularly reviewed by the Bank’s Asset/Liability Committee (ALCO) and the board of directors.  The investment policy is reviewed and approved by the Board of Directors annually.

Asset/Liability Management

The Bank’s interest rate risk and liquidity policy establishes an ALCO which is responsible for measuring, monitoring, and managing exposure to adverse interest rate movements.  ALCO is composed of the Bank’s CEO, President, CFO, office Presidents, VP of Accounting, Chief Credit Officer and two outside directors.  The Bank manages exposure to interest rate movements by modeling static gap, earnings at risk and economic value of equity (EVE).

Bank management attempts to achieve consistent growth in net interest income (NII) while limiting volatility arising from changes in interest rates.  Measuring the maturity and repricing characteristics of assets and liabilities or gap is one method Bank management utilizes to manage exposure to interest rates.  The projected repricing and prepayment attributes of earning assets and interest bearing liabilities are based on the current interest rate environment and are subject to change as interest rates fluctuate.  The Bank has established guidelines for this measure where cumulative gap must be within positive and negative 15% over select time periods.  The following table outlines the Bank’s cumulative gap for the years ending December 31, 2007 and 2006, respectively.

		Time Horizons
Cumulative GAP	6 months	1 year	2 years	5 years	10 years
2006	12.53%	5.37%	6.62%	10.92%	12.63%
2007	-0.09%	-1.74%	0.71%	4.51%	6.21%

Simulation, or earnings at risk, modeling is also utilized by the Bank to manage interest rate risk. The upcoming 12 month time period is simulated to determine a baseline NII forecast and the sensitivity of this forecast to changes in interest rates.  The baseline earnings at risk measure incorporates management’s estimate of interest rates over the upcoming 12 months and applies those assumptions to earning assets and interest bearing liabilities.  Projected rates and volumes for new and renewed loans and deposits are assumed based on experience and forecasts, but are significantly dependent on market conditions.  Management measures the change to baseline NII via rate shocks of 100, 200, and 300 basis points (bps).  The Bank has established a maximum of a 20% change in baseline NII as a result of the respective rate shocks.  The following table outlines the effect of changes in projected NII over the next 12 months as of December 21, 2007 and 2006, respectively.

Rate Shock
Change in NII	-300 bps	-200 bps	-100 bps	+100 bps	+200 bps	+ 300 bps
2006	-10.90%	-5.56%	-2.15%	3.72%	8.51%	13.75%
2007	-17.82%	-11.54%	-5.32%	5.44%	11.65%	17.89%

Bank management also utilizes EVE to monitor and manage the longer term impact of interest rate movements on the Bank’s capital.  EVE attempts to measure the change in cash flows of earning assets and liabilities as rates change.  Management measures the change to baseline EVE via rate shocks of 100, 200, and 300 bps.  The Bank has established a maximum of a 20% change in baseline EVE as a result of the respective rate shocks.

The following table outlines the effect of changes in projected EVE as of the years ending December 31, 2007 and 2006, respectively.

Rate Shock
Change in EVE	-300 bps	-200 bps	-100 bps	+100 bps	+200 bps	+ 300 bps
2006	4.07%	3.83%	2.28%	-3.65%	-8.00%	-13.04%
2007	5.13%	4.01%	2.62%	-3.62%	-8.01%	-15.54%

Liquidity is measured utilizing a calculation accepted by the Bank’s regulatory authorities.  A liquidity ratio of 10% or greater and a loan to funding ratio of less than 85% have been approved by the board of directors as suitable measures of liquidity.  As of December 31, 2007, the Bank’s liquidity and loan to funding ratios were 10.5% and 81.6%, respectively.  As a secondary source of liquidity, the Bank has lines of credit with its correspondent banks and the Federal Home Loan Bank totaling $47.9 million.  As of December 31, 2007, $12 million was outstanding under these lines.

Activities of MFS are governed by the State of Georgia Insurance Department (Department) and the Financial Industry Regulatory Authority (FINRA).  The Department and the FINRA may examine the activities of MFS at any time.  The Department and the FINRA require MFS and its representatives to fulfill licensing and continuing education requirements. Customer complaints or compliance lapses deemed serious enough may be cause for licenses to be revoked and the business to cease operation.  As of December 31, 2007, MFS is not aware of any matters pending before the Department or the FINRA.

Payment of Dividends

The Company is a legal entity separate and distinct from the Bank.  Most of the revenues of the Company result from dividends paid to it by the Bank.  There are statutory and regulatory requirements applicable to the payment of dividends by the Bank to the Company, its shareholder.  Under DBF regulations, the Bank may not declare and pay dividends out of retained earnings without first obtaining the written permission of the DBF unless such bank meets the following requirements:  (i) total classified assets as of the most recent examination of the bank does not exceed 80% of equity capital (as defined by the regulation); (ii) the aggregate amount of dividends declared or anticipated to be declared in the calendar year does not exceed 50% of the net profits after taxes but before dividends for the previous calendar year; and (iii) the ratio of equity capital to adjusted assets is not less than 6%.

The payment of dividends by the Company and the Bank may also be affected or limited by other factors, such as the requirement to maintain adequate capital above regulatory guidelines.  The Federal Reserve maintains that a bank holding company must serve as source of financial strength to its subsidiary banks.  As a result, the Company may be required to provide financial support to the Bank at a time when, absent such Federal Reserve requirement, the Company may not deem it advisable to provide such assistance.

Similarly, the FDIC maintains that insured banks should generally only pay dividends out of current operating earnings and dividends should only be declared and paid after consideration of the Bank’s capital adequacy in relation to its assets, deposits, and such other items.  The amount available by the Bank to pay the Company in dividends during 2008 is $1,301,000.  During the year ending December 31, 2007, the Company declared and paid cash dividends totaling $1,011,771, or 39.1% of net earnings.

Employees

At December 31, 2007 the Company had 147 full time equivalent employees.  The Company is not a party to any collective bargaining agreement.

Market for Registrant’s Common Equity, Related Stockholder Matters and Issuer Purchase of Equity Securities

There is no established public trading market for the Company’s common stock.  It is not traded on an exchange or in the over-the-counter market.  There is no assurance that an active market will develop for the Company’s common stock in the future.  Therefore, management of the Company is furnished with only limited information concerning trades of the Company’s common stock.  The following table sets forth for each quarter during the most two recent fiscal years the number of shares traded and the high and low per share sales prices to the extent known to management, and has been adjusted for the 2 for 1 stock split effective June 1, 2007.

YEAR 2007	NUMBER OF SHARES TRADED	HIGH SALES PRICE (Per Share)	LOW SALES PRICE (Per Share)
First Quarter	9,638 Shares	$22.50	$22.50
Second Quarter	10,712 Shares	$22.50	$22.50
Third Quarter	7,814 Shares	$27.00	$25.00
Fourth Quarter	4,309 Shares	$25.00	$20.00

YEAR 2006	NUMBER OF SHARES TRADED	HIGH SALES PRICE (Per Share)	LOW SALES PRICE (Per Share)
First Quarter	806 Shares	$18.00	$18.00
Second Quarter	7,314 Shares	$20.00	$18.00
Third Quarter	16,520 Shares	$21.00	$19.00
Fourth Quarter	14,748 Shares	$22.50	$21.00

The Company pays dividends on a quarterly basis.  Any declaration and payment of dividends will be based on the Company’s earnings, economic conditions, and the evaluation by the Board of Directors of other relevant factors.  The Company’s ability to pay dividends is dependent on cash dividends paid to it by McIntosh State Bank, its wholly-owned subsidiary.  The ability of the Bank to pay dividends to the Company is restricted by applicable regulatory requirements.  The Company paid dividends of $0.30 per share in 2006 and $0.36 per share in 2007, on a split adjusted basis.

As of March 26, 2008 there were 2,810,976 shares of the Company’s common stock issued and outstanding held of record by approximately 667 persons (not including the number of persons or entities holding stock in nominee or street name through various brokerage houses).

In 1998 the Company adopted an incentive stock option plan (1998 Plan) which authorized the Company to issue to officers and other key employees of McIntosh State Bank options to purchase in the aggregate as many as 35,000 shares of the Company’s common stock.  The number of shares so authorized was subject to increase in the event, among other matters, of a stock dividend.  As a result of the stock dividends declared by the Company in 1999, 2000, 2001, 2005, and 2007 there are now 119,891 shares of its common stock for which such options may be granted.  As of March 26, 2008, all options available under the plan have been granted.  During 2007, exercised options resulted in 2,000 common shares issued.

In 2006 the Company adopted a stock compensation plan (2006 Plan) which authorizes the Company to issue to directors, officers and employees of the Company and its affiliates incentive stock options, nonqualified stock options, and/or restricted stock.  The 2006 Plan permits up to 210,000 shares of the Company’s common stock to be issued; however, no more than 50,000 shares can be available for issuance as restricted stock.  As of December 31, 2007, no restricted shares have been issued.

Unregistered Sales of Equity Securities

None.

Securities Authorized for Issuance under Equity Compensation Plans

The following table sets forth information relating to the Company's equity compensation plans as of December 31, 2007

Equity Compensation Plan Information

Number of securities
remaining available for
	Number of securities to		future issuance under
	be issued upon exercise	Weighted average	equity compensation plans
	of outstanding options,	exercise price of	(excluding warrants and rights
	warrants and rights	outstanding options	reflected in column (a))
Plan Category	(a) (1)	(b) (1)	(c) (1)

Equity compensation plans approved	199,892	$15.47	132,000
by security holders

Equity compensation plans not
approved by security holders	None	$ -	-

Total	199,892	$15.47	132,000

[1] Split Adjusted

Directors, Director Nominees and Executive Officers

The Board of Directors of the Company is currently composed of seven (7) members, each of whom serves for a term of three (3) years.  Executive officers are elected annually by the Board of Directors and serve at the Board’s discretion.

The following table sets forth information with respect to the directors and executive officers of the Company.

NAME	AGE	POSITION	YEAR FIRST	EXPIRATION
			ELECTED OR	OF TERM
			APPOINTED (1)
William K. Malone	60	Chairman of the Board and Chief	1976	2010
		Executive Officer of McIntosh
		Bancshares, Inc., Chairman
		of the Board and Chief Executive
		Officer of McIntosh State Bank,
		Director of McIntosh Financial
		Services, Inc.
George C. Barber	49	Director	2004	2010
John L. Carter	59	Director	1995	2008
Dennis Keith Fortson	53	Director	1989	2009
J. Paul Holmes	68	Director	2004	2010
William T. Webb	63	Director	1995	2008
Thurman L. Willis, Jr.	59	President, Chief Operating Officer, and	1997	2009
		Director of McIntosh Bancshares, Inc.;
		President, McIntosh State Bank (Monticello
		and Lake Oconee); Chairman of the Board
		McIntosh Financial Services, Inc.
James P. Doyle	42	Secretary of McIntosh Bancshares,
		Inc.; Executive Vice President, Chief
		Financial Officer, and Secretary of
		McIntosh State Bank

[1]	Refers to the year the individual first became a director of the Bank or Company. All directors of the Bank in 1990 became directors of the Company when it was incorporated in that year.

Compensation of Directors and Executive Officers

Summary of Cash and Certain Other Compensation

The following table sets forth the cash and non-cash compensation awarded to or earned by the Chief Executive Officer and for the Company’s two other most highly compensated named executive officers whose total salary and bonus exceeded $100,000 in 2007.

SUMMARY COMPENSATION TABLE
Name and Principal Position	Year	Salary ($)	Bonus ($)(1)	Option Awards ($)(2)	Non-Equity Incentive Plan Compen-sation ($)(3)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)(8)	All Other Compen-sation ($)(4)	Total ($)
William K. Malone, Chairman and CEO	2007	$225,000	$6,750	$0	$0	$207,464(5)	$23,449	$462,663
	2006	$208,000	$6,240	$116,040	$60,584	$202,405(5)	$30,124	$623,393
	2005	$200,000	$6,000	$0	$52,222	$121,629(5)	$27,685	$407,536

Thurman L. Willis, Jr., President and COO	2007	$180,000	$5,400	$0	$0	$96,833(6)	$16,892	$299,125
	2006	$172,000	$5,160	$55,680	$45,371	$81,074(6)	$23,274	$382,559
	2005	$165,500	$4,965	$0	$41,289	$67,529(6)	$18,955	$298,238

James P. Doyle EVP/CFO McIntosh State Bank	2007	$140,500	$4,215	$0	$0	$7,939(7)	$8,344	$160,998
	2006	$130,500	$3,915	$39,440	$37,053	$6,893(7)	$13,542	$231,343
	2005	$124,000	$3,720	$0	$33,178	$5,406(7)	$11,077	$177,381

1 Represents Christmas bonus that is paid to all employees of the Company based on 3% of base salary.

2 Represents the aggregate fair value of stock option grants at time of award.  See Footnote 10 of the Company’s 2007 audited financial statements for valuation assumptions.

3 Represents non-equity incentive plan compensation paid under the Bank’s annual performance incentive plan.  A plan discussion is on the next page.   Bonus is paid based on performance for the year in which it is reported.  Actual payout occurs within the first quarter the following year.

4 Includes profit-sharing contributions and 401(k) match contributions to the employee’s account in the amounts that individually total less than $10,000 per year per participant.  All employees with one year service are eligible for profit sharing and up to 3% match on amounts deferred into the Company’s 401(k) plan.

5 Includes the liability incurred by the Company for the employee’s salary continuation plan in the amounts of $204,935, $200,033 and $119,537, for the years 2007, 2006, and 2005, respectively. Also includes contributions to the employee’s pension plan in the amounts of $2,529, $2,372 and $2,092, for the years 2007, 2006, and 2005, respectively.

6 Includes the liability incurred by the Company for the employee’s salary continuation plan in the amounts of $94,304, $78,702 and $65,437, for the years 2007, 2006, and 2005, respectively.  Also includes contributions to the employee’s pension plan in the amounts of $2,529, $2,372 and $2,092, for the years 2007, 2006, and 2005, respectively.

                     7 Includes the liability incurred by the Company for the employee’s salary continuation plan in the amounts of $5,410, $4,521 and $3,314, for the years 2007, 2006, and 2005, respectively.  Also includes contributions to the employee’s pension plan in the amounts of $2,529, $2,372 and $2,092, for the years 2007, 2006, and 2005, respectively.

                8 The change in nonqualified deferred compensation / salary continuation plans is determined by present valuing the plans contractual payments at a 6.0% discount rate to arrive at a current accrued obligation assuming straight-line accruals for obligations to retirement.

                 The Compensation Committee met twice during 2007 to assess the adequacy of the compensation packages of the Company’s named executive officers.  The Compensation Committee has concluded that compensation packages provided to the Company’s executive officers in 2007 are designed to attract and retain the highest caliber individual.

Annual Cash Incentive Plan

The annual cash incentive plan is a non-qualified bonus plan administered under the direction of the Board of Directors.  This plan is offered at the sole discretion of the Board of Directors and may be amended or discontinued according to the judgment of the Board of Directors.  The Board of Directors has the right to alter any and all features of the plan to ensure that the intent and design of the plan is consistent with the Bank’s strategic and budget goals for the upcoming year, and that the plan effectively adds value for the shareholders through higher profits and growth at the Bank.  The plan is designed on an annual basis to reward participants for producing above-average, long-term profitability for the Bank, and for performing beyond the levels called for by normal job descriptions.

A participant must be employed on December 31st of a plan year to be eligible to receive any bonus payments.  Each participating officer or employee can earn awards up to certain limits of their base salary.  Each participant is assigned a sliding scale percentage of base salary along which they can earn awards based on performance against goals in the plan.  The sliding scale set for each participant reflects the individual’s rank and degree of responsibility within the Bank.  The higher the level of responsibility in the organization, the higher the participant’s bonus potential will be as a percentage of their base salary.

Goals are set for the Bank, for each office, and in many cases for individuals.  First, a menu of important Corporate Goals is set each year that will affect everyone at the Bank. Then, menus of important Office-Specific Goals will also be set, and individuals will be tied to their respective offices as a team on such goals.  Finally, individual performance goals may be set for numerous participants to reward for personal production or contributions to selected efforts.

Each factor will be assigned a sliding performance scale, with a starting “Trigger” point to indicate the level of achievement that must be attained to earn awards, a “Target” level which is the midpoint for payout, and “Superior” which is the maximum payout allowed under the plan.  The sliding scales are calibrated to standards satisfactory to the Board of Directors each year.  A personal grid will then be designed for each participant to specify which factors the participant must meet and in what proportion.

To protect the interests of shareholders, the Board has set a fail-safe level of profit performance that must occur before the entire plan is allowed to operate.  The Bank must achieve at least 75% of the return on asset (ROA) goal set for the plan year in the Board approved annual budget.  Once this ROA hurdle is cleared, every factor in the plan is measured and tracked independently during the year.  Some factors may produce bonus payouts, while other factors may fall short of their performance scales and produce no payout.  If the Bank fails to achieve the ROA hurdle for any plan year, then no incentive plan bonuses will be paid for the plan year unless the Board of Directors specifically authorizes that payments be made to one or more of the participants.  The plan fail-safe was the reason no incentive payment was made for 2007.

Employee Agreements

The Bank has entered into change in control agreements with William K. Malone, Thurman L. Willis, and James P. Doyle.  Each of the agreements provides that in the event the employee is terminated within a specified period of time following the merger, acquisition or other change in control of either the Company or the Bank, other than for cause or the employee’s disability, retirement or death, or in the event the employee terminates the employment for reasons specified in the agreement, the employee shall be paid the salary, bonuses and benefits provided for during his employment for the balance of that period.  For Messrs. Malone and Willis the benefits are for a period of two (2) years and for Mr. Doyle the benefits are payable for a period of one (1) year.  The agreement with Mr. Doyle was entered into on June 17, 1999.  The agreements with the other employees were entered into on March 12, 1998.  Each agreement is for an initial term of three (3) years, and is subject to being renewed by the Board of Directors in its discretion for consecutive one (1) year terms.  The agreements are presently in effect with each of the four identified named executive officers.

The following table sets forth for each of the named executive officers a summary of stock options granted.  Table values are adjusted to reflect the Company’s 2:1 split paid June 1, 2007.

OUTSTANDING EQUITY AWARDS AS OF DECEMBER 31, 2007

	Option Awards
Name			Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date
	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable
William K. Malone, CEO
1999 Grant	37,813	0	N/A	$11.90	6/17/2009
2003 Grant	15,000	3,750	N/A	$12.80	9/18/2013
2006 Grant	5,200	18,800	N/A	$20.00	7/18/2016

Thurman L. Willis, Jr., President and COO
1999 Grant	28,359	0	N/A	$11.90	6/17/2009
2003 Grant	9,001	2,250	N/A	$12.80	9/18/2013
2006 Grant	2,400	9,600	N/A	$20.00	7/18/2016

James P. Doyle, EVP/CFO, McIntosh State Bank
1999 Grant	0	0	N/A	$11.90	6/17/2009
2003 Grant	3,000	1,000	N/A	$12.80	9/18/2013
2006 Grant	1,700	6,800	N/A	$20.00	7/18/2016
All option awards, except for Mr. Malone’s 2003 and 2006 grants, vest at the anniversary of the grant evenly over 5 years.
Mr. Malone’s 2003 and 2006 option awards vest over the following schedules:
   2003 Grant – 40% at the 1 year anniversary of grant and the remainder at the anniversary of the grant evenly over 4 years.
   2006 Grant – 11% per year in years 0-2, 21% per year in years 3-5, and 4% in year 6.

Stock Option Awards

                The 2006 Plan was approved by the Company’s shareholders in 2006 in order to provide a strong incentive to employees and Directors to achieve long-range goals, aid in attracting and retaining employees and Directors of outstanding ability, and closely align their interests with those of shareholders.  The 2006 Plan awards may take the form of incentive stock options (ISOs), non-qualified stock options, stock appreciation rights settled in stock (SARs), and restricted stock. These alternate types of grants give the Company’s Compensation Committee and the Board the flexibility to select the most performance-effective and cost-efficient long term incentives to meet different performance and compensation goals.

               The Compensation Committee engaged an independent third party compensation consultant (Consultant) to determine the need, if any, for grants under the 2006 Plan.  As part of this review, the Consultant summarized the grants currently outstanding and the respective grantees.  By calculating a ratio of outstanding grants to outstanding common shares and analyzing typical annual grant patterns of a peer group of community banking companies similarly situated, the Consultant determined that the Compensation Committee should grant 81,656 ISO’s or equity equivalents to remain competitive with other community banking companies.  The Compensation Committee agreed to grant 80,000 ISOs and the Consultant recommended that the CEO be granted 30% of that total.  The Compensation Committee believes this grant not only recognizes the CEO’s efforts to grow and increase the profitability of the Company but also helps to retain his services via a six year vest schedule.  The CEO was allowed to allocate the remaining grants to other select officers within the Company.  Grant factors for other officers, including executive officers, were degree of responsibility, contribution toward achieving strategic objectives, and retention considerations.  The named executive officers were awarded 59% of the remaining ISO grants.  All 2006 ISO grants were issued at the then current market value of the common stock of $20.00 per share (split adjusted).

Director Compensation

In 2003, the Company instituted a Director Retirement Plan.  The plan is funded by bank-owned life insurance policies (BOLI) for the following directors:  D. Keith Fortson, John L. Carter, and William T. Webb.  The Company has agreed to pay plan benefits to the covered directors upon reaching the Company’s mandatory retirement age of 70.  In the event a covered director dies prior to receiving any or all of these payments, the Company will make the payments (or remaining payments) to the beneficiary named by the covered director.

Each director of the Company is paid $800.00 for each meeting of the Board of Directors, regardless of whether that meeting is attended.  Each committee member is also paid $100.00 for each committee meeting attended.

The following table outlines director compensation for the fiscal year ending December 31, 2007:

DIRECTOR COMPENSATION

Name	Fees Earned or Paid in Cash ($)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)(1)	All Other Compen-sation ($)	Total ($)
William K. Malone	$9,600	$0	$0	$20,000	$0	$39,600

Dennis Keith Fortson	$11,900	$0	$0	$2,586	$0	$14,486

John L. Carter	$12,100	$0	$0	$4,315	$0	$16,415

J. Paul Holmes	$12,200	$0	$0	$0	$0	$11,200

William T. Webb	$12,300	$0	$0	$6,728	$0	$19,028

George C. Barber	$12,200	$0	$0	$0	$0	$12,200

Thurman L. Willis	$9,600	$0	$0	$0	$0	$9,600

1 Represents the liability incurred or payments made by the Company for the Director’s Retirement Plan for 2007.

Security Ownership of Certain Beneficial Owners and Management

The following tables sets forth, as of April 1, 2008, persons or groups who are known by the Company to own more than five percent (5%) of its common stock, and also sets forth, as of that same date, common stock ownership by directors, nominees and executive officers of the Company.  Other than as noted below, management knows of no person or group that owns more than five percent (5%) of the outstanding shares of the Company’s common stock.

NAME AND ADDRESS OF BENEFICIAL OWNERS, DIRECTORS, NOMINEES, AND EXECUTIVE OFFICERS	AMOUNT AND NATURE OF BENEFICIAL(1) OWNERSHIP	PERCENT OF SHARES OF COMMON STOCK OUTSTANDING
Estate of Rufus Adams Carol Garland – Executrix 4349 Old Club Road Macon, Georgia 31210	276,902(2)	9.50%
Barber/Brewer Family P. O. Box 339 Jenkinsburg, Georgia 30234	169,282(4)	5.81%
George C. Barber (Director) 229 Buttrill Road Jackson, Georgia 30233	42,440	1.46%
John L. Carter (Director) 415 Briarcliff Road Jackson, Georgia 30233	17,836	- (3)
James P. Doyle (Executive Officer) 188 Buttrill Court Jackson, Georgia 30233	17,704(5)	- (3)
Dennis Keith Fortson (Director) 333 Fox Hollow Wood Jackson, Georgia 30233	46,762(6)	1.61%
J. Paul Holmes (Director) 692 College Street Monticello, Georgia 31064	4,944	- (3)
William K. Malone (Chairman, CEO) 206 Briarcliff Road Jackson, Georgia 30233	92,009(7)	3.16%
William T. Webb (Director) 118 Freeman Street Jackson, Georgia 30233	159,388(8)	5.47%
Thurman L. Willis, Jr. (Director, COO) 1029 Maddox Street P. O. Box 415 Monticello, Georgia 31064	89,702(9)	3.08%
All Directors, Nominees and named Executive Officers as a Group (8 persons)	470,785	16.16%

   (1)   Includes shares of common stock held directly as well as by spouse or minor children, in trust and other indirect ownership, over which shares the individuals effectively exercise control voting and investment power.

(2) Includes 1,120 shares owned by Mrs. Garland’s spouse, with respect to which Mrs. Garland disclaims beneficial ownership, and 252,870 shares owned by Rufus Adams Family Limited Partnership.
      (3)   Less than one percent (1%) of the common stock outstanding.

         (4)  The Barber/Brewer family consists of siblings Charlotte Barber and Ellen Brewer.  Each of these individuals owns 53,542 and 50,000 shares, respectively, in her own name.  The listed total includes 6,236 shares held jointly by Charlotte Barber and her children. In addition, the listed total includes 59,504 shares owned by the George W. Caston Trust, of which Charlotte Barber and Ellen Brewer are trustees.  Charlotte Barber, Ellen Brewer and the George W. Caston Family Trust each disclaim beneficial ownership of those shares not titled in their respective names.
(5) Includes options to purchase 4,700 shares of common stock granted pursuant to McIntosh Bancshares, Inc. 1998 and 2006 Stock Option Plans which are exercisable in the next sixty days.
     (6)   Includes 14,404 shares held by Dr. D. Keith Fortson as custodian for minor children.
       (7)   Includes 2,274 shares owned by Mr. Malone’s spouse. Mr. Malone disclaims beneficial ownership to these shares. Also includes options to purchase 58,013 shares of common stock granted pursuant to the McIntosh Bancshares, Inc. 1998 and 2006 Incentive Stock Option Plans which are exercisable in the next sixty days.
 (8)  Mr. Webb owns all of his shares directly with other family members.

    (9)  Includes options to purchase 39,760 shares of common stock granted pursuant to the McIntosh Bancshares, Inc. 1998 and 2006 Incentive Stock Option Plans which are exercisable in the next sixty days.

Meetings and Committees of the Board of Directors

During the year ended December 31, 2007, the Board of Directors of the Company held four meetings and the Board of Directors of McIntosh State Bank held twelve meetings.  All of the directors of the Company and McIntosh State Bank attended at least 75% of the aggregate of such board meetings and the meetings of each committee on which they served.  All directors, with the exception of Messrs. Malone and Willis, are independent as defined by the Financial Industry Regulatory Authority (FINRA).

Audit Committee

The Company has an audit committee of the Board of Directors, which is comprised of four independent members, as defined by the FINRA.  The audit committee recommends to the Board of Directors the independent accountants to be selected as the Company’s auditors and reviews the audit plan, financial statements and audit results.

The names of each member of the Company’s audit committee are:  D. Keith Fortson, John L. Carter, George C. Barber, and William T. Webb.  Mr. Fortson served as Chairman of the audit committee in 2007.  The Board of Directors adopted a written charter in 2002 for the audit committee, which is reviewed and reassessed for adequacy on an annual basis.  The charter, which can be found in Appendix A, has not been amended.  The audit committee does not have a financial expert as defined under Section 407 of the Sarbanes-Oxley Act of 2002.  The Board of Directors has determined each member’s financial acumen to be very strong and therefore an audit committee financial expert, as defined, is not necessary for there to be a satisfactory discharge of the committee’s responsibilities to the Board of Directors and its shareholders.

The audit committee met six times in 2007.  The audit committee has the responsibility of reviewing the company’s financial statements, evaluating internal accounting controls, reviewing reports of regulatory authorities, and determining that all audits and examinations required by law are performed.  The committee recommends to the Board the appointment of the independent auditors for the next fiscal year, reviews and approves the auditor’s audit plans, and reviews with the independent auditor the results of the audit and management’s responses.  The audit committee is responsible for overseeing the entire audit function and appraising the effectiveness of internal and external audit efforts.  The audit committee reports its findings to the Board of Directors.

Audit Committee Report

The audit committee has reviewed and discussed the audited financial statements as of and for the year ended December 31, 2007 with management.  The audit committee has discussed with the independent auditors the matters required to be discussed by Statement on Auditing Standards (“SAS”) No. 61 (Codifications of Statements on Auditing Standards, AU § 380), Communications with Audit Committees, as amended.  The audit committee has received the written disclosures and the letter from the independent accountants required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees), as amended, and has discussed with the independent accountants their independence and has concluded the independent auditors are independent from the Company and its management.  Based on the review and discussions referred to above, the audit committee recommended to the Board of Directors that the audited financial statements referred to above be included in McIntosh Bancshares, Inc.’s Annual Report on Form 10-K for filing with the Commission.

The Audit Committee Report was submitted by the members of the audit committee on March 26, 2008:  D. Keith Fortson, John L. Carter, George C. Barber, and William T. Webb.

Nominating Committee

The Company has a nominating committee of the Board of Directors, which is comprised of five independent members, as defined by FINRA. The names of each member are: George C. Barber, Chairman, John L. Carter, William T. Webb, D. Keith Fortson, and J. Paul Holmes. The committee has adopted a written charter, a copy of which is available on the Company’s website at www.mcintoshbancshares.com.  The nominating committee met one time in 2007.  The committee does not have a formal written process for identifying and evaluating nominees.  However, in addition to meeting the qualification requirements set forth by the Georgia Department of Banking and Finance, a possible director candidate must also meet the following minimum criteria to be considered:  independence, highest personal duties as a director, impact on the diversity of the board’s overall experience in business, government, education, technology and other areas relevant to the Company’s business, impact on the diversity of the board’s composition in terms of age, skills, ethnicity and other factors relevant to the Company’s business, and number of other public company boards on which the candidate may serve (generally, should not be more than three public company boards in addition to the Company).

The nominating committee recommends and votes on a slate of nominees to be put forth to a vote by the Company’s shareholders.  The Company does not currently have a formal written policy with regard to the consideration of any director candidates recommended by security holders.  The Board has determined that in view of the Company’s relative size and shareholder base, such a policy has been unnecessary in the past, although it will continually evaluate the appropriateness of developing such a policy in the coming year. Each nominee has been recommended for inclusion in the Company’s proxy and by the unanimous vote of the nominating committee.

Compensation Committee

The compensation committee has the authority and responsibility for establishing the compensation plans for the Company.  The compensation committee met two times in 2007.  Its duties include the development with management of all benefit plans for employees of the Company, the formulation of bonus plans, incentive compensation packages, and medical and other benefit plans.  The compensation committee did not delegate the authority nor engage consultants to set and oversee the Company’s compensation plans for named executive officers with the exception of that outlined under Stock Option Awards.  The compensation committee has not established a committee charter.  The compensation committee is comprised of the following independent directors: John L. Carter, Chairman, J. Paul Holmes, William T. Webb, George C. Barber, and D. Keith Fortson.

Certain Relationships and Related Transactions

Interests of Management and Others in Certain Transactions

The Bank has followed a policy of granting various types of loans to executive officers and directors, to their family members, and to certain entities in which they have an interest.  However, the loans have been made in the ordinary course of business and on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with the Bank’s other customers, and do not involve more than the normal risk of collectibility, or present other unfavorable features.  Otherwise, neither the Company nor the Bank has during the last two (2) years entered into, nor is there proposed, any transaction in which any director, executive officer, director nominee, or principal shareholder, or any member of their immediate family, had a direct or indirect material interest.  As of December 31, 2007 directors and executive officers of the Company and entities with which they are affiliated were indebted to the Bank in the aggregate amount of $2,201,524.

The Company and the Bank have banking and other transactions in the ordinary course of business with directors and officers of the Company and the Bank and their affiliates.  It is the Company’s policy that these transactions be on substantially the same terms (including price or interest rates and collateral) as those prevailing at the time for comparable transactions with unrelated parties.  The Company does not expect these transactions to involve more than the normal risk of collectibility nor present other unfavorable features to the Company or the Bank.

Loans to individual directors and officers must also comply with the Bank’s lending policies and statutory lending limits, and directors with a personal interest in any loan application are excluded from the consideration of the loan application.  The Company intends for all of its transactions with its affiliates to be on terms no less favorable to the Company than could be obtained from an unaffiliated third party and to be approved by a majority of disinterested directors.

Legal Proceedings

The Bank is from time to time involved in various legal actions arising from normal business activities.  Management believes that the liability, if any, arising from such actions will not have a material adverse effect on the Company’s financial condition.  Neither the Bank nor the Company is a party to any proceeding to which any director, officer or affiliate of the issuer, or any owner of more than five percent (5%) of its voting securities is a party adverse to the Bank or the Company.

Section 16(a) Beneficial Ownership Reporting Compliance

Based solely upon a review of Forms 3, 4 and 5 and amendments thereto furnished to the Company under Rule 16a-3(d) during 2007, no person who, at any time during 2007, was a director, officer or beneficial owner of more than 10% of any class of equity securities of the Company failed to file on a timely basis any reports required by Section 16(a) during the 2007 fiscal year or previously.

Independent Registered Public Accountant

The Company has selected the firm of Porter Keadle Moore, LLP to serve as the independent auditors to the Company for the year ending December 31, 2008.  The Company does not expect a representative from this firm to attend the annual meeting.  There have been no changes in or disagreements with Porter Keadle Moore, LLP on accounting and financial disclosures in 2007.

During fiscal years 2007 and 2006, the Company paid its principal auditor, Porter Keadle Moore, LLP, to provide services in the following categories and amounts:

	2007	2006
Audit Fees	$70,866	$65,178
Audit Related Fees	-	-
Tax Fees	-	-
All Other Fees	-	-
Total	$70,866	$65,178

All audit and non-audit services are pre-approved by the Audit Committee.

Changes in and Disagreements with Accountants on Accounting and Financial Disclosure

There has been no Form 8-K filed within 24 months prior to the date of the most recent financial statements reporting a change of accountants or reporting disagreements on any matter of accounting principle, practice, financial statement disclosure of auditing scope or procedure.

Shareholder Communications with the Board of Directors

Shareholders wishing to communicate with the Board of Directors or with a particular director may do so in writing addressed to the Board, or to the particular director, and sending it to the Secretary of the Company at the Company’s principal office at 210 South Oak Street, Post Office Box 3818, Jackson, Georgia 30233.  All communications are relayed to the Board of Directors.

The Company does not have a formal policy for director attendance at the Company’s annual meeting; however, all directors are encouraged to attend.  All members of the Board of Directors attended last year’s annual meeting.

Shareholder Proposals for the 2009 Annual Meeting of Shareholders

If shareholders wish a proposal to be included in the Company’s proxy statement and form of proxy relating to the 2009 annual meeting, they must deliver a written copy of their proposal to the principal executive offices of the Company no later than December 16, 2008.  To ensure prompt receipt by the Company, the proposal should be sent certified mail, return receipt requested.  Proposals must comply with the Company’s bylaws relating to shareholder proposals in order to be included in the Company’s proxy materials.  Any proposals submitted by a shareholder outside the processes of Rule 14a-8 under the Exchange Act for presentation at the Company’s next annual meeting will be considered untimely for purposes of Rule 14a-4 and 14a-5 if received by the Company less than 30 days prior to the date of such meeting, or, if notice of the meeting is given in a lesser period of time, more than 10 days after the date of such notice.

Annual Report

A copy of our 2007 Annual Report which contains Audited Financial Statements and Footnote Disclosures and Management’s Discussion and Analysis of Financial Condition and Results of Operations, is being mailed to each shareholder of record together with these proxy materials.

UPON WRITTEN REQUEST, A COPY OF OUR MOST RECENT ANNUAL REPORT ON FORM 10-K, INCLUDING FINANCIAL STATEMENTS AND THE FINANCIAL SCHEDULES AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION SHALL BE FURNISHED TO SHAREHOLDERS WITHOUT CHARGE.  PLEASE DIRECT YOUR WRITTEN REQUEST TO: SHEILA R. BAKER, MCINTOSH BANCSHARES, INC., 210 SOUTH OAK STREET, JACKSON, GEORGIA 30233.

APPENDIX A – Audit Committee Charter

McINTOSH BANCSHARES, INC.
AUDIT COMMITTEE CHARTER

The Audit Committee is appointed by the Board to assist the Board in monitoring (1) the integrity of the financial statements of the Company, (2) the compliance by the Company with legal and regulatory requirements and (3) the independence and performance of the Company’s internal and external auditors.

The members of the Audit Committee shall meet the independence and experience requirements of the Securities and Exchange Commission.  The Board shall appoint the members of the Audit Committee.

The Audit Committee shall have the authority to retain special legal, accounting or other consultants to advise the Committee.  The Audit Committee may request any officer or employee of the Company or the Company’s outside counsel or independent auditor to attend a meeting of the Committee or to meet with any members of, or consultants to, the Committee.

The Audit Committee shall make regular reports to the Board.

The Audit Committee shall:

1.	Review and reassess the adequacy of this Charter annually and recommend any proposed changes to the Board for approval.

2.
Review the annual audited financial statements with management, including major issues regarding accounting and auditing principles and practices as well as the adequacy of internal controls that could significantly affect the Company’s financial statements.

3.	Review and approve all critical accounting policies as proposed by management and the independent auditor and made in connection with the preparation of the Company’s financial statements.

4.	Review with management and the independent auditor the Company’s quarterly financial statements prior to the filing of its Form 10-Q.

5.	Review and approve reports by the Company’s CEO and CFO regarding all significant deficiencies in the design or operation, or other material weaknesses, of the Company’s internal controls.

6.	Review major changes to the Company’s auditing and accounting principles and practices as suggested by the independent auditor, internal auditors or management.

7.	Recommend to the Board the appointment of the independent auditor, which firm is ultimately accountable to the Audit Committee and the Board.

8.	Review and approve engagement letters for the independent audit, internal audit, and other permitted nonaudit related services conducted for the Company.

9.
Receive periodic reports from the independent auditor regarding the auditor’s independence consistent with Independence Standards Board Standard 1, discuss such reports with the auditor, and if so determined by the Audit Committee, take or recommend that the full Board take appropriate action to oversee the independence of the auditor.

10.	Evaluate together with the Board the performance of the independent auditor and, if so determined by the Audit Committee, recommend that the Board replace the independent auditor.

11.	Review the appointment of the Company’s internal auditing executive.

12.	Review reports to management prepared by the Company’s internal auditor and management’s responses.

13.	Review and approve the Company’s internal audit plan as proposed by the internal auditor including any proposed changes.

14.	Obtain from the independent auditor assurance that Section 10A of the Securities Exchange Act of 1934 has not been implicated.

15.	Discuss with the independent auditor the matters required to be discussed by Statement on Auditing Standards No. 61 relating to the conduct of the audit.

16.
Review with the independent auditor any problems or difficulties the auditor may have encountered and any management letter provided by the auditor and the Company’s response to that letter.  Such review should include any difficulties encountered in the course of the audit work, including any restrictions on the scope of activities or access to required information.

17.	Prepare the report required by the rules of the Securities and Exchange Commission to be included in the Company’s annual proxy statement.

18.	Advise the Board with respect to the Company’s policies and procedures regarding compliance with applicable laws and regulations and with the Company’s Code of Conduct.

19.
Review with the Company’s General Counsel legal matters that may have a material impact on the financial statements, the Company’s compliance policies and any material reports or inquiries received from regulators or governmental agencies.

20.	Meet at least annually with the chief financial officer, the senior internal auditing executive and the independent auditor in separate executive sessions.

21.
Establish procedures for the receipt, retention and treatment of complaints regarding accounting, internal accounting controls, or auditing matters.  Procedures must ensure the confidentiality or anonymity of the complainant.

                    While the Audit Committee has the responsibilities and powers set forth in this Charter, it is not the duty of the Audit Committee to plan or conduct audits or to determine that the Company’s financial statements are complete and accurate and are in accordance with generally accepted accounting principles.  This is the responsibility of management and the independent auditor.  Nor is it the duty of the Audit Committee to conduct investigations, to resolve disagreements, if any, between management and the independent auditor or to assure compliance with laws and regulations and the Company’s Code of Conduct.